EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 6, 2012

By and Among

AEMETIS, INC.,

AE ADVANCED FUELS, INC.,

KEYES FACILITY ACQUISITION CORP.,

AND

CILION, INC.

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of July 6, 2012, is by and among AEMETIS, INC., a Nevada corporation (“Aemetis”), AE ADVANCED FUELS, INC., a Delaware corporation and wholly-owned subsidiary of Aemetis (“Sub”), KEYES FACILITY ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Sub (“Merger Sub”), and CILION, INC., a Delaware corporation (“Cilion”).

WHEREAS, the Board of Directors of each of Aemetis, Sub, Merger Sub and Cilion has approved and adopted, and deemed advisable and in the best interests of its respective shareholders, this Agreement and the merger of Merger Sub with and into Cilion (the “Merger”).

WHEREAS, in connection with the Merger, all of the issued outstanding shares of Cilion’s (i) common stock, par value $0.001 per share (the “Cilion Common Stock” ); (ii) (a) Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), (b) Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and (c) Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock” and together with the Series A Preferred Stock and Series B Preferred Stock, the “Cilion Preferred Stock”, and collectively with the Cilion Common Stock, the “Cilion Capital Stock”) at the Effective Time (as defined below) will be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions of this Agreement;

WHEREAS, the respective Boards of Directors of Aemetis, Sub, Merger Sub and Cilion have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective long term business strategies and goals;

WHEREAS, promptly following the execution of this Agreement, in order to induce Aemetis, Sub and Merger Sub to enter into this Agreement, Cilion shall deliver to Aemetis an executed Action by Written Consent of the Securityholders (as defined below) in the form attached hereto as Exhibit A (the “Executed Written Consent”) adopting this Agreement, executed by the holders of at least (i) a majority of the outstanding shares of Cilion Common Stock, (ii) 66.67% of the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis, and (iii) 60% of the outstanding shares of Series C Preferred Stock (collectively, the “Requisite Securityholder Approval”).

WHEREAS, Aemetis, Sub, Merger Sub and Cilion desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Accredited Investor” shall have the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Aemetis” has the meaning set forth in the introductory paragraph.

“Aemetis Balance Sheet” means the unaudited consolidated balance sheet of Aemetis as of March 31, 2012.

“Aemetis Balance Sheet Date” means March 31, 2012.

“Aemetis Common Stock” shall mean shares of common stock, $0.001 par value, of Aemetis.

“Aemetis Common Stock Recipient” and “Aemetis Common Stock Recipients” shall have the meanings set forth in Section 3.13.

“Aemetis Disclosure Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Assignment of Proceeds Amount” shall mean a contractual amount equal to the sum of five million dollars ($5,000,000) plus interest at the rate of three percent (3%) per annum, compounded annually.

“Board Observer” has the meaning set forth in Section 5.6 of this Agreement.

“Business Day” shall mean any day on which commercial banks are open for business in San Francisco, California.

“Capital Expenditures” means expenditures by a Person made for the purchase, lease or acquisition of assets (other than current assets) required to be capitalized in accordance with GAAP.

“Cash Merger Consideration” shall mean an amount in cash equal to $16,500,000, plus (ii) an amount equal to the Closing Date Cash Balance, minus (i) an amount equal to the Closing Date Indebtedness minus (iii) the amount of any Transaction Expenses identified on the Closing Payment Schedule pursuant to Section 3.3, but only to the extent such Transaction Expenses are unpaid as indicated in the Closing Payment Schedule.

“CERCLA” has the meaning set forth in Section 4.1(l)(i).

“Certificates” has the meaning set forth in Section 3.5(b).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Control” means with respect to Aemetis, if any of the following occurs after the Effective Date:

(a) any “person” or “group” (as such terms are defined below) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of Aemetis then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of Aemetis; or

(b) Aemetis enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of Aemetis immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of capital stock then outstanding and entitled (without regard to the occurrence of any contingency) to vote in the election of the directors (“Voting Stock”) of Aemetis representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person; or

(c) Aemetis sells or transfers to any Person (other than to a Subsidiary of Aemetis), directly or indirectly through a sale of stock or a merger or consolidation, the Cilion Facility.

“Cilion” has the meaning set forth in the introductory paragraph.

“Cilion 401(k) Plan” has the meaning set forth in Section 5.7.

“Cilion Balance Sheet” means the unaudited consolidated balance sheet of Cilion as of March 31, 2012.

“Cilion Balance Sheet Date” means March 31, 2012.

“Cilion Capital Stock” has the meaning set forth in the Recitals.

“Cilion Certificate of Incorporation” means Cilion’s Third Amended and Restated Certificate of Incorporation, as amended.

“Cilion Common Stock” has the meaning set forth in the Recitals.

“Cilion Disclosure Schedule” has the meaning set forth in Section 4.1.

“Cilion Facility” means that certain 55 mgy ethanol plant located at 4209 Jessup road, Keyes, California.

“Cilion Financial Statements” has the meaning set forth in Section 4.1(e).

“Cilion Options” has the meaning set forth in Section 4.1(b).

“Cilion Permits” has the meaning set forth in Section 4.1(d).

“Cilion Preferred Stock” has the meaning set forth in the Recitals.

“Cilion Subsidiary” shall mean each Subsidiary of Cilion.

“Cilion Warrants” has the meaning set forth in Section 4.1(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” means a balance sheet of Cilion dated as of the Closing prepared consistently with prior practice on a consolidated basis.

“Closing Date Cash Balance” means the sum of all cash and cash equivalents of Cilion and any Cilion Subsidiary as of the Closing less the Securityholders’ Representative Fund, as reflected on the Closing Payment Schedule (as updated by Cilion as of the Closing).

“Closing Date Indebtedness” means Cilion’s Indebtedness outstanding as of immediately prior to the Closing and reflected on the Closing Payment Schedule, as updated by Cilion as of the Closing.

“Closing Date Preferred Per Share Consideration” means (i) with respect to each share of Series C Preferred Stock, an amount of cash and Closing Shares equal to the Series C Preferred Per Share Preference Amount and (ii) with respect to each share of Series B Preferred Stock and Series A Preferred Stock, (A) an amount of cash equal to the amount of cash that a holder of Series B Preferred Stock and Series A Preferred Stock would be entitled to receive on a pro rata basis for each such share pursuant to the Cilion Certificate of Incorporation upon a liquidation resulting in a distribution to the holders of Series B Preferred Stock and Series A Preferred Stock of an amount equal to the Cash Merger Consideration after payment of the Series C Preferred Per Share Preference Amount, (B) the number of Closing Shares equal to the amount of Closing Shares that a holder of Series B Preferred Stock and Series A Preferred Stock would be entitled to receive on a pro rata basis for each such share pursuant to the Cilion Certificate of Incorporation upon a liquidation resulting in a distribution to the holders of Series B Preferred Stock and Series A Preferred Stock of an amount equal to the Stock Merger Consideration.

“Closing Payment Schedule” has the meaning set forth in Section 3.3.

“Closing Shares” means 20,000,000 shares of Aemetis Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization).

“Cobank Credit Agreement” means the Credit Agreement dated August 10, 2007 between Cilion as borrower and the lenders identified therein, CoBank as Administrative Agent and Co-Lead Arranger for the lenders, and Farm Credit Services of America, FLCA and Metropolitan Life Insurance Company as Co-Lead Arrangers for the lenders, as modified by a First Amendment to Credit Agreement dated March 31, 2008, Second Amendment to Credit Agreement dated October 8, 2008, and Third Amendment to Credit Agreement dated August 11, 2011 and as the same may be further amended, amended and restated, supplemented and otherwise modified from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Contingent Merger Consideration” means the Assignment of Proceeds Amount.

“Contingent Per Share Consideration” means with respect to each share of Series B Preferred Stock and Series A Preferred Stock, an amount of cash equal to the amount of cash that a holder of Series B Preferred Stock and Series A Preferred Stock would be entitled to receive on a pro rata basis for each such share pursuant to the Cilion Certificate of Incorporation upon a liquidation resulting in a distribution to the holders of Series B Preferred Stock and Series A Preferred Stock of an amount equal to the Contingent Merger Consideration.  For clarity, the holders of Series C Preferred Stock shall not be entitled to any Contingent Merger Consideration.

“DGCL” has the meaning set forth in Section 2.1.

“Debt Milestone” means when the total amount of principal and interest owed to Third Eye Capital or its Affiliates is less than one million dollars ($1,000,000) (whether by refinancing such debt with other third party debt or otherwise) pursuant to the following (i) the Note Purchase Agreement dated as of October 18, 2010, as amended, by and among Aemetis Advanced Fuels Keyes, Inc., a Delaware corporation, Third Eye Capital Corporation, an Ontario corporation, as agent, Third Eye Capital Credit Opportunities Fund – Insight Fund, Sprott Private Credit Fund L.P. and Sprott PC Trust, (ii) Term Loan, (iii) the Revolving Credit Facility, or  (iv) any other obligation of Aemetis or any of its Subsidiaries pursuant to notes held by Third Eye Capital or its Affiliates.

“Dissenting Securityholder” has the meaning set forth in Section 3.2.

“Dissenting Shares” has the meaning set forth in Section 3.2.

“Drop Dead Date” has the meaning set forth in Section 7.1(e).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” has the meaning set forth in Section 4.1(l)(i).

“Equity Securities” means, collectively, equity securities, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“ERISA” has the meaning set forth in Section 4.1(n).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.5(a).

“Executed Written Consent” has the meaning set forth in the Recitals.

“Fair Market Value” shall mean the average closing price per share of Aemetis Common Stock for the thirty (30) consecutive trading days immediately preceding the Closing Date as reported by OTC Markets, or if there have been no published closing prices with respect to the Aemetis Common Stock on such date, Fair Market Value shall be the value established in good faith by Aemetis’ Board of Directors.

“Free Cash Flow” means, with reference to any period, the following, calculated in accordance with GAAP on a consolidated basis (without duplication) for such period: (i) the net income (or loss) of Aemetis and its Subsidiaries on a consolidated basis; plus (ii) amortization and depreciation expense, less (iii) the sum of payments made during such period for Capital Expenditures and payments of principal and interest made for any indebtedness for borrowed money.  Notwithstanding anything herein to the contrary, there shall be excluded from consolidated net income any income (or loss) of any Subsidiary where the majority of its revenues are derived outside of the United States but any such income so excluded shall be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to Aemetis or any of its other Subsidiaries.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” has the meaning set forth in Section 4.1(l)(ii).

“Indebtedness” shall mean (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (excluding trade payables and other current liabilities incurred in the ordinary course of business), (iv) contingent reimbursement obligations with respect to letters of credit, (v) any obligations for which a Person is obligated pursuant to a guaranty for a third party’s Indebtedness, (vi) any obligations under capitalized leases with respect to which a Person is liable, and (vii) any indebtedness secured by a lien on a Person’s assets.

“Intellectual Property Rights” means trade secrets, inventions, know-how, formulae and processes, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, copyright registrations and copyright applications.

“Keyes Lease” shall mean that certain Lease Agreement for Keyes, California Ethanol Production Facility, dated December 1, 2009, among the parties and certain affiliates thereof, and any amendments and extensions thereto, whereby Cilion, as landlord, leased the Cilion Facility to Aemetis, as tenant.

“Knowledge” of a particular fact or other matter with respect to an individual means (a) such individual has actual knowledge of such fact or other matter; and (b) a prudent individual would be expected to discover such fact or other matter in the course of conducting a reasonable inquiry concerning the general operations of such applicable Person.  With respect to Cilion, “Knowledge” shall mean the Knowledge of Jeremy Wilhelm and Kevin Kruse.

“Lenders” has the meaning set forth in Section 7.2.

“Letter of Transmittal” has the meaning set forth in Section 3.5(b).

“Material Adverse Effect” with respect to any entity means any event, change or effect that is materially adverse to the financial condition or business of such entity and its Subsidiaries, taken as a whole, other than any such event, change or effect resulting from or arising in connection with (i) general industry-wide conditions; (ii) conditions generally affecting the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or commodities prices; (iii) acts of war, sabotage or terrorism or any military action; (iv) this Agreement or the transactions contemplated hereby, including the announcement or pendency of such transactions; (v) changes in law or changes in general legal, regulatory or political conditions; or (vi) any change in accounting standards, requirements or principles; provided, that, in the case of (i) through (iii) and (v) through (vi), such event, change or action does not affect such entity in a substantially disproportionate manner as compared to similarly situated participants in the industry in which such entity and its Subsidiaries operate.

“Material Contract” means with respect to Cilion any contract, agreement or commitment to which Cilion or any Cilion Subsidiary is a party (i) with expected receipts or expenditures in excess of $5,000 in the aggregate over any 12 month period, (ii) requiring such party to indemnify any Person; (iii) granting any exclusive rights to any party or limiting or purporting to limit the ability of the such party to compete in any line of business or with any Person or in any geographic area or during any period of time; (iv) evidencing Indebtedness; (v) granting any party most favored nation pricing; (vi) involving a joint venture, partnership or similar arrangement or any material agency, distributorship or management agreement; (vii) relating to the employment of any officer or employee, including contracts and agreements regarding compensation, bonus payments and severance arrangements; (viii) under which such party has received a license to any third-party Intellectual Property Rights, excluding all "off-the-shelf software", (ix) pursuant to which such party is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $5,000 per annum, (x) (a) with any of its officers, directors, employees or stockholders or any member of their immediate families or (b) with any Person with whom Cilion or any Subsidiary does not deal at arm’s length; and (xi) any other contract or agreement that is material to such party.  Material Contract with respect to Aemetis means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation that would be required to be filed by Aemetis as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” shall mean (i) the Cash Merger Consideration plus (ii) the Stock Merger Consideration plus (iii) the Contingent Merger Consideration.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Milestone Financing(s)” means the issuance or sale of Equity Securities by Aemetis or any of its Affiliates at an average  per unit price in excess of $2.00 (subject to adjustment for any stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Aemetis Common Stock) and that results in at least $50,000,000 in gross cash proceeds, in the aggregate, in one or more transactions consummated at any time following the Effective Time, including without limitation, in connection with the issuance of any convertible indebtedness or other securities exercisable for or otherwise convertible into Equity Securities.

“Option Plan” has the meaning set forth in Section 4.1(b).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

 “Pro Rata Share” means, with respect to a particular holder of Cilion Preferred Stock, the amount of Cash Merger Consideration such holder is entitled to receive pursuant to Section 3.1(c) with respect to its Cilion Preferred Stock (other than Dissenting Shares) relative to the amount of Cash Merger Consideration all holders of Cilion Preferred Stock are entitled to receive pursuant to Section 3.1(c) with respect to their Cilion Preferred Stock (other than Dissenting Shares).

“Project Agreement” shall mean that certain Project Agreement, dated December 1, 2009, among the parties and certain affiliates thereof, and any amendments and extensions thereto.

“RCRA” has the meaning set forth in Section 4.1(l)(i).

“Representatives” shall mean officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Requisite Securityholder Approval” shall have the meaning set forth in the Recitals.

“Revolving Credit Facility” means the revolving credit facility in the amount of $18,000,000 to be provided to Aemetis or a subsidiary of Aemetis through Third Eye Capital Corporation.

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholders” shall mean each Person that holds Cilion Capital Stock.

“Securityholder Documents” has the meaning set forth in Section 3.5(b).

“Securityholders’ Representative” has the meaning set forth in Section 8.1.

“Securityholders’ Representative Fund” has the meaning set forth in Section 8.2.

“Series C Preferred Per Amount” means, with respect to a share of Series C Preferred Stock, the sum of (a) $.0628, plus (b) the amount of accrued and unpaid dividends that have been declared and are payable in respect of such share of Series C Preferred Stock immediately prior to the Effective Time, if any.

“Stock Merger Consideration” means the Closing Shares.

“Stockholders Agreement” means the Stockholders Agreement between Aemetis and the Securityholders’ Representative, in the form of Exhibit B hereto.

“Straddle Periods” has the meaning set forth in Section 5.14(b).

“Subsidiary” means, with respect to any party, an entity in which such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Proposal” means (a) any acquisition or purchase of all or substantially all Cilion Capital Stock or the assets of Cilion or (b) any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to Cilion.

“Tax(es)” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan” means the term loan in the principal amount of $15,000,000 to be provided to Aemetis or a Subsidiary of Aemetis by or through Third Eye Capital Corporation in connection with the transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Exchange Agent Agreement and the Stockholders Agreement.

“Transaction Expenses” shall mean the sum of all legal, accounting, investment banking, financial advisory and all other fees and expenses of third parties incurred by Cilion in connection with the negotiation, preparation, execution and effectuation of the Agreement, and the cost of the D&O Tail Policy defined in Section 5.9.

ARTICLE II
THE MERGER

SECTION 2.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Cilion at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Cilion shall continue as the survivor in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 2.2 Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. on such date or another date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction (or, to the extent permitted by applicable law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the party or parties entitled to the benefits thereof) of those conditions), at the offices of Aemetis, 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014, unless another time, date or place is agreed to by the parties hereto.

(b) At the Closing, (i) Aemetis, Sub and Merger Sub, as applicable, shall deliver (A) duly executed counterparts to the Transaction Documents to which it is a party, (B) the Merger Consideration in accordance with Section 3.1 and (C) the items set forth in Section 6.2 and (ii) Cilion shall deliver (A) duly executed counterparts to the Transaction Documents to which it is a party and (B) the items set forth in Section 6.3.

SECTION 2.3 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Aemetis and Cilion shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 2.4 Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Cilion and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Cilion and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Aemetis Facility Keyes, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

SECTION 2.6 Board of Directors of the Surviving Corporation.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III
EFFECT OF THE MERGER

SECTION 3.1 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Cilion Capital Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Aemetis-Owned Stock.  Each share of Cilion Capital Stock, that is directly owned by Cilion, Merger Sub or Aemetis shall automatically be canceled and shall cease to be outstanding, and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration.

(i) Series C Preferred Stock.  Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be automatically converted into, subject to and in accordance with Section 3.5, the right to receive an amount equal to the Closing Date Preferred Per Share Consideration

(ii) Series B Preferred Stock and Series A Preferred Stock.  Each share of Series B Preferred Stock and Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be automatically converted into, subject to and in accordance with Section 3.5, the right to receive (A) the Closing Date Preferred Per Share Consideration and (B) the Contingent Per Share Consideration.  Notwithstanding the foregoing, if any holder of Series B Preferred Stock or Series A Preferred Stock shall not qualify as an Accredited Investor as of the Closing Date, then, in lieu of Stock Merger Consideration to which such holder would otherwise have been entitled had such holder been an Accredited Investor, such holder shall receive Cash Merger Consideration in an amount equal to the applicable portion of the Stock Merger Consideration valued at the Fair Market Value, and the aggregate Cash Merger Consideration and Stock Merger Consideration payable to the other holders of Cilion Preferred Stock shall be correspondingly adjusted.

(d) Cilion Common Stock.  Each share of Cilion Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to be outstanding, and no consideration shall be delivered in exchange therefor.

(e) Cilion Stock Options.  In connection with the Merger, each Cilion Option outstanding immediately prior to the Effective Time shall be cancelled, without any action on the part of the holder of such Cilion Option, as of the Effective Time and no consideration shall be paid to any holder of a Cilion Option as a result of such cancellation. Cilion shall take such actions as are necessary and appropriate to cause each Cilion Option to be cancelled as of the Effective Time for no consideration.

(f) Cilion Warrants.  At the Effective Time, all Cilion Warrants shall have been cancelled and shall have ceased to exist, and no consideration shall have been paid to any holder of a Cilion Warrant as a result of such cancellation. Cilion shall take such actions as are necessary and appropriate to cause each Cilion Warrant to be cancelled as of the Effective Time for no consideration.

SECTION 3.2 Dissenters’ Rights.  Notwithstanding any provision of this Agreement to the contrary, any shares of Cilion Capital Stock held by a Securityholder who has not voted in favor of the Merger or consented thereto in writing, and who has properly exercised and perfected such Securityholder’s right for appraisal of such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the right to receive the respective portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Cilion shall give Aemetis prompt notice of any demand received by Cilion for appraisal of any shares of Cilion Capital Stock, and Aemetis shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Cilion agrees that, except with the prior written consent of Aemetis, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand.  Each holder of Dissenting Shares (“Dissenting Securityholder”) who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value for shares of Cilion Capital Stock shall receive payment therefore (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Securityholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Securityholder’s appraisal rights under Section 262 of the DGCL then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Securityholder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration for such shares set forth in Section 3.1(c), as applicable, without interest, upon surrender of the certificate representing such shares.  Any amounts that become payable in respect of Dissenting Shares shall be satisfied first from the Exchange Fund up to the applicable Merger Consideration that would have been otherwise payable in respect of such Dissenting Share at the Closing if such Dissenting Share were not a Dissenting Share, and thereafter from Aemetis.

SECTION 3.3 Closing Payment Schedule.  At the Closing, Cilion shall deliver to Aemetis a definitive closing payment schedule (the “Closing Payment Schedule”) certified by the President of Cilion (solely in his capacity as such) and accurately setting forth: (i) the name of each Securityholder of Cilion immediately prior to the Effective Time; (ii) the number of shares of Cilion Capital Stock held by each such Securityholder immediately prior to the Effective Time; (iii) the aggregate Merger Consideration which each Securityholder is eligible to receive, including the allocation of Cash Merger Consideration, Stock Merger Consideration and Contingent Merger Consideration for each such holder; (iv) each Securityholder’s status as an Accredited Investor based upon completion of an Accredited Investor Questionnaire (to the extent completed by such Securityholder and submitted to Cilion); (v) the Closing Date Cash Balance; and (vi) the Closing Date Indebtedness. The Closing Payment Schedule shall be subject to update by the Securityholders’ Representative from time to time after the Closing to reflect any Dissenting Shares and any corresponding changes (neither such updates nor the information updated shall be deemed inaccuracies in the Closing Payment Schedule).

SECTION 3.4 Assignment of Proceeds.

(a) Payment Upon Milestone Financing(s).  Within three (3) Business Days following the satisfaction of the Milestone Financing(s), Aemetis shall pay in cash an amount equal to the Contingent Merger Consideration to the holders of Series A Preferred Stock and Series B Preferred Stock in accordance with the Closing Payment Schedule.  Aemetis covenants and agrees that it shall, and it shall cause its Affiliates to, not take any action, or fail to take any action, with the intent of circumventing the purpose of Section 3.4(a).  Notwithstanding the foregoing, in the event Aemetis or any of its Subsidiaries issues or sells Equity Securities that results in at least $50,000,000 in gross cash proceeds, in the aggregate (whether in one transaction or multiple transactions), but the average issue price is less than $2.00 per share (subject to adjustment for any stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Aemetis Common Stock), then on the fifteenth Business Day of the first calendar month immediately following the date Aemetis or any of its Subsidiaries raises at least fifty million dollars ($50,000,000) in gross cash proceeds and on the fifteenth Business Day of each calendar month thereafter until the Contingent Merger Consideration is paid in full, Aemetis shall pay in cash an amount an amount equal to 0.25 times the Free Cash Flow of the prior calendar month to the holders of Series A Preferred Stock and Series B Preferred Stock in accordance with the Closing Payment Schedule; provided the foregoing shall not limit in any way the obligation to pay in full the Contingent Merger Consideration once the Milestone Financing has been achieved.

(b) Payment Upon Milestone Debt Payoff.  On the fifteenth Business Day of the first calendar month immediately following the satisfaction of the Debt Milestone and on the fifteenth Business Day of each calendar month thereafter until the Contingent Merger Consideration is paid in full, Aemetis shall pay in cash an amount equal to 0.25 times the Free Cash Flow of the prior calendar month to the holders of Series A Preferred Stock and Series B Preferred Stock in accordance with the Closing Payment Schedule; provided the foregoing shall not limit in any way the obligation to pay in full the Contingent Merger Consideration once the Milestone Financing has been achieved.  Aemetis covenants and agrees that it shall, and it shall cause its Affiliates to, not take any action, or fail to take any action, with the intent of circumventing the purpose of Section 3.4(b).

(c) Change of Control  Upon the occurrence of a Change of Control, and after payment or assumption by the acquiror of all Indebtedness of Aemetis, but prior to the payment to any holders of Equity Securities of Aemetis, (i) Aemetis shall pay in cash an amount equal to the Contingent Merger Consideration to the holders of Series A Preferred Stock and Series B Preferred Stock in accordance with the Closing Payment Schedule.

(d) Audit.  Upon the written request of the Securityholders’ Representative, Aemetis shall permit the Securityholders’ Representative and its Representatives to have access during normal business hours to the financial records of Aemetis as may be reasonably necessary to verify the compliance with this Section 3.4.  The Securityholders’ Representative may at any time deliver to Aemetis a written statement describing its objections to determination with respect to the satisfaction of any milestone set forth above. If the Securityholders’ Representative raises any such questions or objections that cannot be resolved through the good faith negotiation of Aemetis and the Securityholders’ Representative within thirty (30) calendar days after the delivery of notice of such objections to Aemetis, then each party may pursue any legal remedies available to such party hereunder subject to the terms and conditions of this Agreement.

(e) Unclaimed Payments.  Neither Aemetis nor the Exchange Agent shall be liable to any person in respect of the Contingent Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any portion of the Contingent Merger Consideration made by Aemetis remains unclaimed by a holder as of the date that is one year after the Milestone Payment Date (or immediately prior to such earlier date on which the Contingent Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), despite the Exchange Agent’s commercially reasonable efforts to deliver the payment to a holder, any such Contingent Merger Consideration shall be delivered to Aemetis upon demand, and any such holder shall thereafter look only to Aemetis for satisfaction of such holder’s claims for the Contingent Merger Consideration.

(f) No Voting, Dividends or Interest; No Equity or Ownership Interest in Aemetis.  A holder’s right to the Assignment of Proceeds Amount shall not give such holder any voting or dividend rights, or represent any equity or ownership interest in Aemetis, Merger Sub or Cilion.

SECTION 3.5 Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Aemetis and Securityholders’ Representative shall enter into an exchange agent agreement with CSC Trust Co. (the “Exchange Agent”) in the form attached hereto as Exhibit C (the “Exchange Agreement”), which shall provide that Aemetis shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the Securityholders, for exchange in accordance with this Article III, through the Exchange Agent, certificates and cash representing the Cash Merger Consideration and Stock Merger Consideration issuable pursuant to Section 3.1 in exchange for outstanding shares of Cilion Preferred Stock.   All shares of Aemetis Common Stock and cash deposited with the Exchange Agent pursuant to this Section 3.4(a) shall hereinafter be referred to as the “Exchange Fund”.  In accordance with the terms of the Exchange Agreement, the Exchange Agent shall deliver Cash Merger Consideration and Stock Merger Consideration  contemplated to be issued pursuant to this Section 3.4(a) out of the Exchange Fund.  Except as otherwise contemplated herein, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly following the Effective Time, but in any event not more than seven (7) Business Days after the Closing Date, Aemetis or Exchange Agent, as applicable, shall mail or otherwise deliver to each holder of record of Cilion Capital Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (defined below) shall pass, only upon receipt of the Certificates by the Exchange Agent) in the form attached hereto as Exhibit D, and which letter of transmittal shall also require each holder of record of Cilion Capital Stock, as a condition to its right to receive the Merger Consideration pursuant to Section 3.1, to execute and deliver with such letter of transmittal (1) a release of Cilion and its Subsidiaries, Affiliates and Representatives, (2) and an acknowledgement of the accuracy of the Merger Consideration to be received by such holder (the “Letter of Transmittal”); (b) such other customary documents as may be required by the Exchange Agent pursuant to such instructions; and (c) instructions for use in effecting the surrender of the certificate or certificates that represent outstanding shares of Cilion Capital Stock (the “Certificates”, and together with items (a), (b) and (c), the “Securityholder Documents”) in exchange for the such holder’s respective portion of the Merger Consideration as described in Section 3.1(a).  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the Securityholder Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore the applicable Merger Consideration as described in Section 3.1.  The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Cilion Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the portion of the Merger Consideration which shall be issued for such Cilion Capital Stock.

(c) Distributions with Respect to Unsurrendered Certificates.  Whenever a dividend or other distribution is declared or made after the date hereof with respect to Aemetis Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Aemetis Common Stock issuable pursuant to this Agreement. Any dividends or other distributions with respect to Aemetis Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Aemetis Common Stock represented thereby, and any cash payment in lieu of fractional shares of Aemetis Common Stock shall be paid to any such holder pursuant to Section 3.6 only upon the surrender of such Certificate by the holder of record of such Certificate in accordance with this Article III. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Aemetis Common Stock, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Aemetis Common Stock and the amount of any cash payable in lieu of a fractional share of Aemetis Common Stock to which such holder is entitled pursuant to Section 3.6 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Aemetis Common Stock.

SECTION 3.6 No Further Ownership Rights in Cilion Capital Stock.  All Closing Shares and Cash Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Cilion Capital Stock previously represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cilion on such shares of Cilion Capital Stock, which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Cilion Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

SECTION 3.7 No Fractional Shares.

(a) No certificates or scrip representing fractional shares of Aemetis Common Stock shall be issued upon the surrender for exchange of Certificates (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 3.1(i)), no dividends or other distributions of Aemetis shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Aemetis.

(b) In lieu of such fractional share interests, Aemetis shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Cilion Capital Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the Fair Market Value of one share of Aemetis Common Stock.

SECTION 3.8 Anti-Dilution Provisions.  In the event Aemetis changes (or establishes a record date for changing) the number of shares of Aemetis Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Aemetis Common Stock and the record date therefor shall be prior to the Effective Time, the Stock Merger Consideration and the Termination Fee shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

SECTION 3.9 Unclaimed Exchange Fund.  Any portion of the Cash Merger Consideration and Stock Merger Consideration that remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Aemetis, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Aemetis for, and Aemetis shall remain liable for, payment of their claim for the applicable Merger Consideration, any dividends or other distributions payable pursuant to Section 3.1 and cash in lieu of any fractional shares payable pursuant to Section 3.7 in accordance with this Article III.

SECTION 3.10 No Liability.  None of Aemetis, Sub, Merger Sub, Cilion, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Aemetis Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Cash Merger Consideration and Stock Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 3.5(c) and Section 3.8 and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 3.7) would otherwise escheat to or become the property of any Governmental Entity), any such Cash Merger Consideration and Stock Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 3.5(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 3.7) shall, to the extent permitted by applicable law, become the property of Aemetis, free and clear of all claims or interest of any person previously entitled thereto.

SECTION 3.11 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 3.4(c) and cash in lieu of any fractional shares payable pursuant to Section 3.6, in each case pursuant to this Article III.

SECTION 3.12 Withholding Rights.  Aemetis, the Surviving Corporation or the Exchange Agent shall be entitled, but only with the prior consultation of the Securityholders’ Representative, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Aemetis, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Aemetis, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Aemetis, the Surviving Corporation or the Exchange Agent.

SECTION 3.13 Aemetis Common Stock Legend.  The holders of Cilion Capital Stock receiving Aemetis Common Stock as set forth on the Closing Payment Schedule shall individually be referred to as an “Aemetis Common Stock Recipient” or collectively as the “Aemetis Common Stock Recipients.” Until the resale by the Aemetis Common Stock Recipients of their Aemetis Common Stock has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Aemetis Common Stock issued to the Aemetis Common Stock Recipients hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of Cilion.  Subject to Section 8.10 below, Cilion represents and warrants to Aemetis, Sub and Merger Sub that the statements contained in this Section 4.1 are true and correct, except as disclosed in a document of even date herewith and delivered by Cilion to Aemetis on the date hereof referring to the representations and warranties in this Agreement (the “Cilion Disclosure Schedule”).

(a) Organization, Standing and Corporate Power.  Cilion is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted.  Cilion is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on Cilion. Cilion has delivered to Aemetis a true and correct copy of the Certificate of Incorporation of Cilion (the “Cilion Certificate of Incorporation”), Bylaws or other charter documents, as applicable, of Cilion, each as amended to date, and each of which are in full force and effect.  Except as set forth on Section 4.1(a) of the Cilion Disclosure Schedule, Cilion does not have any Subsidiaries, and Cilion does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b) Capital Structure.

(i) The authorized Cilion Capital Stock consists of: (1) 216,128,597 shares of Cilion Common Stock and (2) 197,838,597 shares of Cilion Preferred Stock, consisting of 40,000,000 shares of Series A Preferred Stock, 31,120,060 shares of Series B Preferred Stock and 127,718,537 shares of Series C Preferred Stock.  As of the date hereof, (i) 11,025,100 shares of Cilion Common Stock were issued and outstanding; (ii) 40,000,000 shares of Series A Preferred Stock were issued and outstanding, 28,685,778 shares of Series B Preferred Stock were issued and outstanding and 127,718,537 shares of Series C Preferred Stock were issued and outstanding; and (iii) no shares of Cilion Common Stock were held by Cilion in its treasury.  There are 8,940,000 shares of Cilion Common Stock reserved for issuance under Cilion, Inc. 2006 Stock Option / Stock Issuance Plan (the “Option Plan”), of which none are subject to outstanding options under the Option Plan (collectively, the “Cilion Options”).  Except for the Option Plan, no other Cilion stock option plan or other equity based compensation plan is currently in effect, and there are no shares of Cilion Capital Stock, reserved for issuance under any other equity based compensation plan. There are 1,434,282 shares of Series B Preferred Stock reserved for issuance upon the exercise of outstanding warrants (the “Cilion Warrants”).  Cilion has delivered to Aemetis true and correct copies of the Cilion Warrants.  Except as set forth in Section 4.1(b) of the Cilion Disclosure Schedule and for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentences, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Cilion is a party or by which it is bound, obligating Cilion to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Cilion Capital Stock or obligating Cilion to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except as set forth in Section 4.1(b) of the Cilion Disclosure Schedule, there are no other contracts, commitments or agreements relating to voting, purchase or sale of Cilion Capital Stock (A) between or among Cilion and any of its Securityholders; and (B) to Cilion’s Knowledge, between or among any of the Securityholders.  All shares of outstanding Cilion Capital Stock and rights to acquire Cilion Capital Stock were issued in compliance with all applicable federal and state securities laws.

(ii) With respect to each Securityholder, Section 4.1(b) of the Cilion Disclosure Schedule sets forth the number, class and series of shares of Cilion Capital Stock that each Securityholder holds of record, and the address and state of residence of such Securityholder.  All of the information contained in the Closing Payment Schedule is accurate and complete immediately prior to the Effective Time, and, except as set forth on the Closing Payment Schedule, no other holder of Cilion Capital Stock or options, warrants or other rights convertible into Cilion Capital Stock shall have any right, title or claim to any Merger Consideration.  The allocation of the Merger Consideration as set forth in the Closing Payment Schedule complies and is in accordance, in all material respects, with Cilion’s Certificate of Incorporation and the DGCL.

(iii) Except as set forth in Section 4.1(b)(iii) of the Cilion Disclosure Schedule: (A) none of the outstanding shares of Cilion Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (B) other than the rights created pursuant to this Agreement, none of the outstanding shares of Cilion Capital Stock are subject to any right of repurchase or first refusal or similar right in favor of Cilion or any third party; and (C) there are no agreements or arrangements (other than this Agreement) restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Cilion Capital Stock.

(c) Authority; Conflicts; Consents of Third Parties.

(i) Cilion has all requisite corporate power and authority to enter into this Agreement and subject to adoption by Cilion’s stockholders of this Agreement and approval by Cilion’s stockholders of the Merger, to consummate the transactions contemplated hereby. Assuming the receipt of the Requisite Securityholder Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Cilion, and, other than the Requisite Securityholder Approval, no other corporate action on the part of the Cilion or Cilion Stockholders is necessary to authorize this Agreement or the transactions contemplated hereby or to consummate the Merger.

(ii) The Requisite Securityholder Approval is the only approval necessary of the holders of Cilion Capital Stock to adopt this Agreement and the transactions contemplated hereby, and no other vote or consent of the holders of Cilion Capital Stock is necessary under the DGCL. The Board of Directors of Cilion has (A) approved this Agreement and the Merger and (B) submitted the Agreement to the stockholders of Cilion and recommended that the stockholders adopt the Agreement. This Agreement has been duly executed and delivered by Cilion and constitutes the valid and binding obligation of Cilion enforceable against Cilion in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(iii) The execution and delivery of this Agreement by Cilion does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (A) any provision of the Cilion Certificate of Incorporation or Bylaws of Cilion, as amended, or the charter documents of any Cilion Subsidiary, as amended; or (B) except as set forth in Section 4.1(c) of the Cilion Disclosure Schedule, any Material Contract, (C) the Cilion Permits (as hereinafter defined), or (D) any statute, law, ordinance, rule or regulation applicable to Cilion or its business or any Cilion Subsidiary, in the cases of subsections (B), (C) and (D), that would have or would be reasonably expected to have a Material Adverse Effect on Cilion.

(iv) Except as set forth in Section 4.1(c)(iv) of the Cilion Disclosure Schedule, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Cilion or any Cilion Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger, as provided in Section 2.3.

(d) Compliance with Applicable Laws.  Cilion holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the “Cilion Permits”) which are required for it to own the Cilion Facility.  Cilion is in compliance with the terms of the Cilion Permits and all applicable statutes, laws, ordinances, rules and regulations.  No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Cilion or any of its properties is pending or, to the Knowledge of Cilion, threatened and, there are no facts or circumstances that exist that could reasonably be expected to result in any such action, demand, requirement or  investigation. This Section 4.1(d) does not relate to matters with respect to Environmental Laws, which are the subject of Section 4.1(l), and Taxes, which are the subject of Section 4.1(m).

(e) Financial Statements.

(i) Except as set forth on Section 4.1(e) of the Cilion Disclosure Schedule, Cilion has delivered to Aemetis the audited financial statements of Cilion for the fiscal years ended December 31, 2008, 2009, 2010 and 2011, and the unaudited financial statements (consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows) of Cilion on a consolidated basis as at and for the fiscal period ended March 31, 2012 (collectively, the “Cilion Financial Statements”). The Cilion Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which is not expected in the aggregate to have a Material Adverse Effect with respect to Cilion) applied on a consistent basis throughout the periods presented. The Cilion Financial Statements fairly present, in all material respects, the consolidated financial position of Cilion and the results of its operations and cash flows, as of the dates and for the periods indicated therein, in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited Cilion Financial Statements.

(f) To the Knowledge of Cilion, there are no circumstances that would require Cilion to restate any of the Cilion Financial Statements. Cilion has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year to the date hereof.  Neither Cilion nor any Cilion Subsidiary has any material obligations or liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than those obligations, liabilities or commitments (i) adequately provided for in the Cilion Balance Sheet, and (ii) incurred in the ordinary course of business since the Cilion Balance Sheet Date.

(g) Litigation.

(i) There is no action, suit, proceeding, claim, arbitration or investigation, pending before any Governmental Entity, foreign or domestic of which Cilion or any Cilion Subsidiary has received written notice, or, to Cilion’s Knowledge, is otherwise threatened against Cilion or any Cilion Subsidiary, any of its properties or any of their respective officers or directors (in their capacities as such).

(ii) There is no judgment, decree or order against Cilion or any Cilion Subsidiary or, to Cilion’s Knowledge, any of their respective directors or officers (in their capacities as such), that (A) restricts in any manner the use, transfer or licensing of any Cilion Proprietary Rights; (B) would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement; or (C) that would reasonably be expected to have a Material Adverse Effect on Cilion.

(h) Restrictions on Business Activities.  Except as set forth in Section 4.1(h) of the Cilion Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Cilion or any Cilion Subsidiary that has or would reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Cilion or any Cilion Subsidiary, any acquisition of property by Cilion or any Cilion Subsidiary or the conduct of business by Cilion or any Cilion Subsidiary as currently conducted by Cilion or any Cilion Subsidiary, as the case may be.

(i) Material Contracts.

(i) All of the Material Contracts of Cilion and each Cilion Subsidiary are listed in Section 4.1(i) of the Cilion Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been provided to Aemetis. With respect to each Material Contract: (A) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Cilion and each Cilion Subsidiary, as applicable, and, to Cilion’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (B) neither Cilion or any Cilion Subsidiary nor, to Cilion’s Knowledge, any other party is in breach or default, and, no event has occurred that with notice or lapse of time would constitute a breach or default by Cilion or any Cilion Subsidiary or, to Cilion’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Neither Cilion nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to terminate, cancel, modify or not renew any Material Contract.

(ii) Except for the consents set forth in Section 4.1(i)(ii) of the Cilion Disclosure Schedule, no prior consent of any party to a Material Contract is required for the consummation by Cilion of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

(j) Real Estate.  Other than the Cilion Facility, neither Cilion nor any Cilion Subsidiary owns or leases any real property. Section 4.1(j) of the Cilion Disclosure Schedule sets forth (i) all real property previously owned by Cilion or any Cilion Subsidiary at any time since inception, (ii) all leases for real property (each a “Lease” and collectively, “Leases”) to which Cilion or any Cilion Subsidiary is a party, all of which are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  True and correct copies or a true and correct description of all such Leases have been provided or made available to Aemetis.  Cilion and each Cilion Subsidiary have paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. Section 4.1(j) of the Cilion Disclosure Schedule also identifies any written or oral notices of which Cilion has Knowledge, of defaults by Cilion or any Subsidiary of Cilion with respect to any Lease.

(k) Title to Property.  Except as set forth on Section 4.1(k) of the Cilion Disclosure Schedule, Cilion and each Cilion Subsidiary have good and marketable title to all of their respective personal property and assets reflected in the Cilion Balance Sheet or acquired after the Cilion Balance Sheet Date (except equipment, equity securities of third parties, interests in properties and other assets sold or otherwise disposed of since the Cilion Balance Sheet Date including, without limitation, pursuant to Section 5.1), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of any mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable; (ii) such imperfections of title, liens and easements as do not and will not materially impair the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) liens securing debt that is reflected on the Cilion Balance Sheet; and (iv) such other mortgages, liens, pledges, charges or encumbrances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cilion.

(l) Environmental Matters.  The following terms shall be defined as follows:

(i) “Environmental Laws”  shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.18(a)(ii)), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials”  shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(iii) Except for any matter that would not reasonably be expected to have a Material Adverse Effect on Cilion, to Cilion’s Knowledge, (A) Except for the Cilion Facility, since inception, Cilion and each Cilion Subsidiary have been in compliance with all Environmental Laws relating to the properties or facilities owned, used, leased or occupied by Cilion and each Cilion Subsidiary (such properties or facilities (other than the Cilion Facility) used, leased or occupied by Cilion and each Cilion Subsidiary are defined herein as “Cilion’s Other Facilities”); (B) no discharge, emission, release, leak or spill of Hazardous Materials had occurred at any of Cilion’s Other Facilities that will give rise to liability of Cilion or any Cilion Subsidiary under Environmental Laws; (C)  there were no Hazardous Materials (including, without limitation, asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Cilion’s Other Facilities; and (D) there were no aboveground or underground storage tanks for Hazardous Materials at Cilion’s Other Facilities.  With respect to the Cilion Facility, except for any matter that would not reasonably be expected to have a Material Adverse Effect on Cilion, to Cilion’s Knowledge, (A) for the two (2) year period ended December 1, 2009, Cilion and each Cilion Subsidiary have been in compliance with all Environmental Laws relating to the Cilion Facility; (B) no discharge, emission, release, leak or spill of Hazardous Materials had occurred at the Cilion Facility that will give rise to liability of Cilion or any Cilion Subsidiary under Environmental Laws; (C)  there were no Hazardous Materials (including, without limitation, asbestos) present in the surface waters, structures, groundwaters or soils of or beneath the Cilion Facility; and (D) there were no aboveground or underground storage tanks for Hazardous Materials at the Cilion Facility

(m) Taxes.

(i) Cilion and each Cilion Subsidiary has prepared and timely filed (taking into account valid extensions) all U.S. federal and state income Tax Returns and other Tax Returns required to be filed by Cilion or any Cilion Subsidiary and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law. All Taxes shown on such Tax Returns as due have been paid;

(ii) Cilion and each Cilion Subsidiary have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, customer, stockholder, or other Person;

(iii) To the Knowledge of Cilion, there is no Tax deficiency currently outstanding or assessed or proposed against Cilion or any Cilion Subsidiary that is not reflected as a liability on the Cilion Financial Statements, nor has Cilion or any Cilion Subsidiary executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(iv) Neither Cilion nor any Cilion Subsidiary is a party to any tax-sharing agreement or similar arrangement with any other party, and neither Cilion nor any Cilion Subsidiary has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(v) No Tax Return of Cilion or any Cilion Subsidiary is currently being audited by a government or taxing authority, nor is any such audit in process or pending, and neither Cilion nor any Cilion Subsidiary has been notified in writing of any request for such an audit or other examination;

(vi) Cilion and each Cilion Subsidiary has disclosed to Aemetis any Tax exemption, Tax holiday or other Tax-sparing arrangement that Cilion or any Cilion Subsidiary has entered into in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement. Cilion and each Cilion Subsidiary is in compliance with all material terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and, to the Knowledge of Cilion, the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

(vii) Cilion and each Cilion Subsidiary has made available to Aemetis copies of all Tax Returns filed for the last three (3) years;

(viii) Neither Cilion nor any Cilion Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement;

(ix) Since inception, neither Cilion nor any Cilion Subsidiary has agreed to make, nor is required to make, any material adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(x) There are no material liens or encumbrances on the assets of Cilion or any Cilion Subsidiary relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

(xi) No power of attorney with respect to Taxes is currently in effect with respect to Cilion or any Cilion Subsidiary;

(xii) Neither Cilion nor any Cilion Subsidiary has received a written claim by a taxing authority (domestic or foreign) in a jurisdiction where Cilion or any Cilion Subsidiary does not file Tax Returns to the effect that Cilion or any Cilion Subsidiary may be subject to Tax by that jurisdiction and there are no facts or circumstances that exist that could reasonably be expected to result in any such claim. To the Knowledge of Cilion, neither Cilion nor any Cilion Subsidiary has ever had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country; and

(xiii) Neither Cilion nor any Cilion Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (C) installment sale or open transaction disposition made on or prior to the Closing Date.

(n) Employee Benefit Plans.  Section 4.1(n) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Cilion has complied in all material respects with all applicable laws for any such employee benefit plan.

(o) Employee Matters.

(i) As of the date hereof, neither Cilion nor any Cilion Subsidiary (A) has any employees or (B) is party to any employment agreements. There are no outstanding claims for unpaid wages or benefits by any former or current employee or consultant.

(ii) Except as disclosed or otherwise provided to Aemetis, neither the Company nor any Cilion Subsidiary is a party or subject to any labor union or collective bargaining Contract.

(iii) Effect of Transaction. Except as set forth in Article III, neither the execution and delivery of this Agreement nor the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Person, including any consultant, former consultant, employee or former employee, (ii) result in any forgiveness of indebtedness, or (iii) cause Cilion or any Cilion Subsidiary to be liable for the payment of any benefits.

(p) Insurance.  Section 4.1(p) of the Cilion Disclosure Schedule sets forth a list of all insurance policies of Cilion and each Cilion Subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  As of the date hereof, all premiums due and payable under all such policies and bonds have been paid, and Cilion and each Cilion Subsidiary are otherwise in compliance in all material respects with the terms of such policies and bonds. Neither Cilion or any Cilion Subsidiary have Knowledge of any threatened termination of, or received written notice of any material premium increase with respect to, any of such policies.

(q) Brokers’ and Finders’ Fees.  Except as identified on Section 4.1(q) of the Cilion Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Cilion or any Cilion Subsidiary.

(r) Intellectual Property.  Schedule 4.1(r) sets forth a list that includes all material Intellectual Property Rights owned by Cilion or any of its Subsidiaries whether or not registered or subject to an application for registration (the “Cilion Intellectual Property Rights”).  Cilion has not received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that Cilion must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To Cilion’s Knowledge, no other person has infringed upon, misappropriated or otherwise violated any Cilion Intellectual Property Rights.

(s) Stockholder Information Statement.  The Information Statement, as supplemented or amended, if applicable, at the time such Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(t) State Takeover Statutes.  The Cilion Board has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated hereby.  No other state takeover statute or similar state statute or regulation applies to this Agreement, the Merger or the other transactions contemplated hereby.

(u) Exclusivity of Representations and Warranties.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO AEMETIS, SUB AND MERGER SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY INFORMATION CONTAINED IN THE DATA ROOM ESTABLISHED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS SET FORTH EXPRESSLY IN SECTION 4.1 OF THIS AGREEMENT, AND IN ANY DOCUMENT PROVIDED BY CILION PURSUANT TO SECTIONS 6.1 AND 6.2 HEREOF, CILION IS MAKING NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER AND CILION HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(v) Representations Complete.  None of the representations or warranties made by Cilion in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Cilion pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 4.2 Representations and Warranties of Aemetis, Sub and Merger Sub.  Subject to Section 8.10 below, Aemetis, Sub and Merger Sub represent and warrant to Cilion that the statements contained in this Section 4.2 are true and correct, except as disclosed in a document of even date herewith and delivered by Aemetis, Sub and Merger Sub to Cilion on the date hereof referring to the representations and warranties in this Agreement (the “Aemetis Disclosure Schedule”).

(a) Organization, Standing and Power.  Aemetis is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Each of Sub and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Aemetis, Sub and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Aemetis.

(b) Authority.  Aemetis, Sub and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Aemetis, Sub and Merger Sub. This Agreement has been duly executed and delivered by Aemetis, Sub and Merger Sub and constitutes the valid and binding obligations of Aemetis, Sub and Merger Sub enforceable against Aemetis, Sub and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Aemetis or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Aemetis, Sub and Merger Sub or the consummation by Aemetis, Sub and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger; (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Aemetis and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement; or (iii) any filings, permits, authorizations, consents and approvals as may be required under the Securities Act, state securities or blue sky laws, and the Exchange Act.

(c) Capital Structure.

(i) As of May 31, 2012, the authorized capital stock of Aemetis consists of (i) 400,000,000 shares of Aemetis Common Stock, of which 133,959,750 shares are issued and outstanding, (b) 7,235,565 shares of Aemetis Preferred Stock, of which 3,097,725 are issued and outstanding and (c) no shares held in treasury.  There are an aggregate of 9,905,429 shares of Aemetis Capital Stock subject to issuance pursuant to stock options, restricted stock units, stock appreciation rights or other equity securities.  There are 2,456,923 shares of Common Stock and 29,197 shares of Preferred Stock reserved for issuance upon the exercise of outstanding warrants.  All outstanding shares of Aemetis Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, Aemetis’ Amended and Restated Articles of Incorporation or Bylaws of Aemetis, or any agreement to which Aemetis is a party or by which it is bound. A sufficient number of shares of Aemetis Capital Stock have been reserved for issuance as Stock Merger Consideration. The Stock Merger Consideration, when issued, shall be validly authorized and issued, fully paid and non-assessable, free of any liens, encumbrances or other restrictions on transfer other than pursuant to applicable federal and state securities laws, and will be issued in compliance with applicable federal and state securities laws.

(ii) Except as set forth in Section 4.2(c) of the Aemetis Disclosure Schedule, the Closing Shares and the rights disclosed in Section 4.2(c)(i), there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Aemetis is a party or by which it is bound, obligating Aemetis to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Aemetis Capital Stock or obligating Aemetis to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except as set forth in Section 4.2(c) of the Aemetis Disclosure Schedule, there are no other contracts, commitments or agreements relating to voting, purchase or sale of Aemetis Capital Stock (A) between or among Aemetis and any of its holders of Aemetis Capital Stock; and (B) to Aemetis’ Knowledge, between or among any of the holders of Aemetis Capital Stock.

(iii) Aemetis owns, directly or indirectly, all of the issued and outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, as of the date hereof and as of immediately prior to the Effective Time, (A) Merger Sub has engaged in no other business activities; (B) Merger Sub has incurred no Liabilities except for those Liabilities incurred in connection with its incorporation or organization or the transactions contemplated by this Agreement; and (C) neither Merger Sub nor Aemetis has entered into any agreements or arrangements with any Person that would interfere with the transactions contemplated by this Agreement.

(d) No Conflict.  The execution and delivery of this Agreement and the transactions and other agreements contemplated hereby by Aemetis, Sub and Merger Sub do not, and the performance by Aemetis, Sub and Merger Sub of their obligations hereunder and the consummation of the Merger and the transactions contemplated hereby do not: (i) conflict with or violate any provision of Aemetis’ and or Merger Sub’s certificate of incorporation or bylaws, each as amended to date, or any resolutions adopted by the Board of Directors of Aemetis, Sub and Merger Sub; or (ii) assuming that all filings and notifications described in Section 4.2(e) have been made, conflict with or violate and statute, law, ordinance, rule or regulation applicable to Aemetis or Merger Sub or by which Aemetis or Merger Sub is bound or affected that would have or would be reasonably expected to have a Material Adverse Effect on Aemetis.

(e) Required Filings and Consents.  Except for any applicable notifications and approvals required by FINRA, the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act and state securities or blue sky laws, the execution and delivery of this Agreement and the transactions and other agreements contemplated hereby by Aemetis do not, and the performance by Aemetis of its obligations hereunder and thereunder and the consummation of the Merger and the transactions and other agreements contemplated hereby will not, require any consent, approval, authorization or permit of, or filing by Aemetis with or notification by Aemetis to, any Governmental Entity.

(f) Financing.  Aemetis has, or will have as of the Closing, cash or borrowing facilities (as more fully described on Section 4.2(f) of the Aemetis Disclosure Schedule (the “Financing”)) available, which together are sufficient to enable it to (i) consummate the Merger, (ii) pay and deliver the Cash Merger Consideration, and (iii) pay all fees and expenses of Aemetis, Sub and Merger Sub in connection with the Merger.  Copies of any such credit facilities related to the Financing have been provided to Cilion. The Financing will be available to Aemetis on a timely basis to consummate the Merger.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Aemetis, Sub or Merger Sub to effect the Merger that Aemetis have sufficient funds for payment of the Cash Merger Consideration.

(g) Compliance with Laws.  The businesses of Aemetis and its Subsidiaries have been conducted in compliance with all applicable laws in all material respects.  There is no pending, or to the Knowledge of Aemetis, threatened investigation or review of Aemetis or any of its Subsidiaries or Affiliates by any Governmental Entity or other Person, and there are no facts or circumstances that exist that could reasonably be expected to result in any such investigation or review.  Aemetis and its Subsidiaries each have all Permits necessary to conduct its business as presently conducted except for any Permits the lack of which has not had a Material Adverse Effect on Aemetis as a whole.  To the Knowledge of Aemetis, there are no facts or circumstances, including upon consummation of the transactions contemplated hereby, which will result in the revocation or termination of any Permit.

(h) Litigation.

(i) There is no private or governmental action, suit, proceeding, claim, arbitration or, to Aemetis’ Knowledge, investigation, pending before any Governmental Entity, foreign or domestic of which Aemetis has received written notice, or, to Aemetis’ Knowledge, is otherwise threatened against Aemetis, any of its properties or any of its officers or directors (in their capacities as such).

(ii) There is no judgment, decree or order against Aemetis or, to Aemetis’ Knowledge, any of its directors or officers (in their capacities as such), that (A) restricts in any manner the use, transfer or licensing of any Aemetis Proprietary Rights; (B) would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (C) that would reasonably be expected to have a Material Adverse Effect on Aemetis.

(i) SEC Filings; Financial Statements.

(i) Aemetis has made available to Cilion all forms, reports and documents filed by it with the SEC within the past five (5) years (collectively, the "Aemetis SEC Reports").  The Aemetis SEC Reports (A) at the time they were filed complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Aemetis has heretofore furnished to Cilion complete and correct copies of all amendments and modifications that have not been filed by Aemetis with the SEC to all agreements, documents and other instruments that previously had been filed by Aemetis with the SEC and are currently in effect.

(ii) Aemetis has delivered to Cilion the audited financial statements of Aemetis for the fiscal year ended December 31, 2009, and the draft unaudited financial statements (consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows) of Aemetis on a consolidated basis as at and for the fiscal period ended March 31, 2012 (collectively, the “Aemetis Financial Statements”). The Aemetis Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which is not expected in the aggregate to have a Material Adverse Effect with respect to Aemetis) applied on a consistent basis throughout the periods presented. The Aemetis Financial Statements fairly present, in all material respects, the consolidated financial position of Aemetis and the results of its operations and cash flows, as of the dates and for the periods indicated therein, in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited Aemetis Financial Statements.

(iii) Aemetis has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year to the date hereof.

(j) Absence of Undisclosed Liabilities.  Neither Aemetis nor Merger Sub has any material obligations or liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than those obligations, liabilities or commitments (i) adequately provided for in the Aemetis Balance Sheet, and (ii) incurred in the ordinary course of business since the Aemetis Balance Sheet Date.

(k) Material Contracts.

(i) All of the Material Contracts of Aemetis and each of its Subsidiaries are listed in Section 4.2(k) of the Aemetis Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been provided or made available to Cilion. With respect to each Material Contract: (A) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Aemetis and each Subsidiary of Aemetis, as applicable, and, to Aemetis’ Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (B) neither Aemetis or each Subsidiary of Aemetis nor, to Aemetis’ Knowledge, any other party is in breach or default, and, no event has occurred or circumstance exists that with notice or lapse of time would constitute a breach or default by Aemetis or any Subsidiary of Aemetis, or, to Aemetis’ Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.  Neither Aemetis nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to terminate, cancel, modify or not renew any Material Contract.

(ii) Except for the consents set forth in Section 4.2(k)(ii) of the Aemetis Disclosure Schedule, no prior consent of any party to a Material Contract is required for the consummation by Aemetis of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

(l) Solvency.  As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate Merger Consideration pursuant hereto, and payment of all related fees and expenses of Aemetis, Sub and Merger Sub, (A) the amount of the "fair saleable value" of the assets of the Surviving Corporation will exceed the value of all liabilities of the Surviving Corporation, (B) the Surviving Corporation will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (C) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of the foregoing, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(m) Environmental Matters.  Except for any matter that would not reasonably be expected to have a Material Adverse Effect, (A) Aemetis and each Aemetis Subsidiary are and have been in compliance with all Environmental Laws for periods of applicable statute of limitation; (B) since December 1, 2009, no discharge, emission, release, leak or spill of Hazardous Materials had occurred at the Cilion Facility that will give rise to liability of Aemetis, any Aemetis Subsidiary, Cilion or any Cilion Subsidiary under Environmental Laws; (C) since December 1, 2009, there were no Hazardous Materials (including, without limitation, asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of the Cilion Facility; and (D) since December 1, 2009, there were no aboveground or underground storage tanks for Hazardous Materials at the Cilion Facility.

(n) No Prior Activities.  Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

(o) Brokers’ and Finders’ Fees.  No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Aemetis, Merger Sub or any of their Affiliates.

(p) Representations Complete.  None of the representations or warranties made by Aemetis or Merger Sub in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Aemetis pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

(q) Investigation and Reliance.  Aemetis is a sophisticated purchaser and has made its own investigation, review and analysis regarding Cilion and the transactions contemplated hereby, which investigation, review and analysis were conducted by Aemetis together with expert advisors that it has engaged for such purpose.  Aemetis and its representatives have been provided with full and complete access to the properties, offices, plants and other facilities, books and records of Cilion and other information that they have requested in connection with their investigation of Cilion and the transactions contemplated hereby.  Aemetis is not relying on any statement, representation or warranty, oral or written, express or implied, concerning Cilion, except as expressly set forth in Section 4.1 and the Cilion Disclosure Schedules.  Neither Cilion nor any other Person shall have any liability to Aemetis or any other Person resulting from the use of any information, documents or materials made available to Aemetis, whether orally or in writing, in any confidential information memoranda, "data rooms," management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement.  Neither Cilion nor any other Person is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving Cilion.

(r) Exclusivity of Representations and Warranties.  EXCEPT AS SET FORTH EXPRESSLY HEREIN OR ANY OTHER TRANSACTION DOCUMENT, NEITHER AEMETIS OR MERGER SUB IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER AND EACH OF AEMETIS OR MERGER SUB HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY AEMETIS OR MERGER SUB.

(s) Survival of Representations and Warranties.  Notwithstanding Section 9.3, the representations and warranties set forth in this Section 4.2(a), (b), (c), (d), (e), (g), (h), (j), (l) and (q) shall survive closing for a period of twelve (12) months following the Closing Date.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.1 Conduct of Business by Cilion.  Except as otherwise expressly permitted by this Agreement, as may be required by applicable law, or as consented to in writing by Aemetis (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement pursuant to Section 7, Cilion shall carry on its business in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, after the date hereof and until the Effective Time or earlier termination of this Agreement pursuant to Section 7, Cilion shall not: (a) make any acquisition, by means of a purchase or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice; (b) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course of business consistent with past practice, including without limitation, the sale of equipment and other assets consistent with past practice; (c) enter into any material contract other than in the ordinary course of business or release or relinquish or agree to release or relinquish of any material contract rights; (d) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course of business consistent with past practice; or (e) agree in writing or otherwise to take any of the foregoing actions.  Notwithstanding the foregoing, after the date hereof and until the Effective Time or earlier termination of this Agreement pursuant to Section 7, Cilion may sell (i) equipment and other assets and (ii) equity securities of third parties owned by Cilion; provided that, in each case one hundred percent (100%) of the proceeds of such sales shall be used to reduce Cilion’s outstanding Indebtedness.

SECTION 5.2 Repayment of Cobank Credit Facility.  Prior to the Closing Date, Cilion shall obtain from the applicable agent(s) under the Cobank Credit Agreement (the “Cobank Agent”) and deliver to Aemetis a letter (the “Cobank Release Letter”) in form and substance reasonably acceptable to the Lenders, (i) specifying as of the Closing Date the indebtedness outstanding under the Cobank Credit Agreement (including, in each case, all principal, accrued interest, fees, expenses, penalties and premiums thereon through the Closing Date) in accordance with the provisions of the Cobank Credit Agreement and (ii) agreeing to release all liens on Cilion assets subject to payment of the outstanding indebtedness.

SECTION 5.3 No Solicitation by Cilion.

(a) From and after the date of this Agreement to the Effective Time or earlier termination of this Agreement pursuant to Section 7, Cilion shall not, nor shall it authorize or permit any of its directors, officers or employees or any Representatives retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Cilion shall be a breach of this Section 5.3(a) by Cilion.  Cilion shall, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b) Cilion shall promptly advise Aemetis in writing of the making of any proposal or offer that could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of any such Takeover Proposal and the identity of the person making such proposal.  Cilion shall (i) keep Aemetis fully informed in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal and (ii) provide to Aemetis as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Cilion from any person that describes any of the terms or conditions of any Takeover Proposal.

SECTION 5.4 Access to Information; Confidentiality.  Subject to the existing Cellulosic Ethanol Project Memorandum of Understanding dated as of September 30, 2009 (the “Confidentiality Agreement”), between Aemetis and Cilion, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement pursuant to Section 7, upon reasonable notice, Cilion shall afford Aemetis and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours to all of Cilion’s properties, books, contracts, commitments, personnel and records and, during such period, Cilion shall furnish promptly to Aemetis all other information concerning its business, properties and personnel as Aemetis may reasonably request.  Aemetis will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and to fully carry out the purposes of, this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) In connection with and without limiting the foregoing, Aemetis and its Board of Directors and Cilion and its Board of Directors shall each use their respective reasonable best efforts to: (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

SECTION 5.6 Observation Rights.  Subject to the Securityholders’ Representative’s, or its designee’s execution of a confidentiality agreement satisfactory to the Aemetis Board, following the Effective Time and for a period of three (3) years thereafter, the Securityholders’ Representative, or its designee, shall be permitted to designate a representative to be present in a nonvoting observer capacity (the “Board Observer”) at all regularly scheduled meetings of the Board of Directors of Aemetis, all as further set forth in the Stockholders Agreement.  The Board Observer shall be entitled to receive copies of all materials that are sent to the directors in their capacity as such in connection with a meeting of the Board of Directors of Aemetis.  Notwithstanding the foregoing, the Aemetis Board shall have the right to exclude the Board Observer from Aemetis Board meetings or executive sessions or to withhold any information bearing on the Board Observer or this Agreement or if access to the information or attendance at the meeting could adversely affect the attorney-client privilege between Aemetis or any of its Subsidiaries or Affiliates and its counsel.

SECTION 5.7 Cilion Employees.  Cilion shall have taken all necessary action to terminate the Cilion 401(k) Plan and the Option Plan, effective as of the day immediately preceding the Closing Date. All participants in the Cilion 401(k) Plan shall become fully vested in their benefit under the Cilion 401(k) Plan as a result of its termination. Cilion shall have provided Aemetis with resolutions of the Board of Directors of Cilion that the Cilion 401(k) Plan and Option Plan are terminated effective as of the day immediately preceding the Closing Date.  Cilion shall have taken all necessary action to terminate all of its employees and to obtain the resignations of all of its directors as of the Closing Date.

SECTION 5.8 Officers’ and Directors’ Indemnification; Indemnification of Stockholders.

(a) From and after the Effective Time, Aemetis shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Cilion or any of its Subsidiaries (the “Indemnified Parties”) as provided in Cilion’s Certificate of Incorporation or Bylaws or any of its Subsidiaries (in each case, as in effect on the date hereof or as amended or entered into prior to the Effective Time with the consent of Aemetis), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.  The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in Cilion’s Certificate of Incorporation and Bylaws as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Cilion shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy (the “D&O Tail Policy”) in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person currently covered by Cilion’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore made available to Aemetis) (collectively, the “Insured Parties”) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement. The cost of such D&O Tail Policy shall be a Cilion Transaction Expense.

SECTION 5.9 Anti-Dilution.  In the event Aemetis, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Aemetis or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.9.

SECTION 5.10 Information Statement.  As soon as reasonably practicable following the execution and delivery of the Executed Written Consent, Cilion shall (a) complete the preparation of an information statement accurately describing this Agreement and the transactions contemplated hereby and the provisions of Section 262 of the DGCL (the “Information Statement”), and (b) thereafter deliver the Information Statement to those holders of Cilion Capital Stock that did not execute the Executed Written Consent for the purpose of informing them of the approval of the Merger and the adoption of this Agreement, all in accordance with Section 228 of the DGCL.

SECTION 5.11 Use of Name.  At any time after the date of this Agreement, neither Aemetis nor any of its Affiliates or Subsidiaries shall mention or otherwise use the name, logo, or trademark of any Cilion stockholder or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such Person in each instance.

SECTION 5.12 Tax Matters.  The following provisions shall govern the allocation of responsibility as between the parties for certain Tax matters following the Closing Date:

(a) Tax Returns for Periods Ending on or Before the Closing Date.  At the direction of the Securityholders’ Representative, Cilion shall prepare or cause to be prepared (in a manner consistent with prior practice) and timely file or cause to be timely filed all Tax Returns for Cilion and any Cilion Subsidiary for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  The Securityholders’ Representative shall permit Aemetis to review and comment on such Tax Returns prior to filing and shall not file such Tax Returns without Aemetis’ consent, which cannot be unreasonably withheld.

(b) Tax Returns for Periods Beginning Before and Ending After the Closing Date.  Aemetis shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Cilion and any Cilion Subsidiary for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Periods”).  Aemetis shall permit the Securityholders’ Representative to review and comment on such Tax Returns prior to filing and shall not file such Tax Returns without the consent of the Securityholders’ Representative, which cannot be unreasonably withheld.  With respect to Taxes of Cilion and any Cilion Subsidiary relating to a Straddle Period, the portion of the Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(c) Cooperation on Tax Matters.  The parties to this Agreement shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

(d) Transfer Taxes.  All transfer (including, without limitation, real property transfer and stock transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement shall be paid by Aemetis when due, and Aemetis will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer (including, without limitation, real property transfer and stock transfer), documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Tax Refunds.  If Aemetis, Cilion or any Cilion Subsidiary receives a refund of Taxes with respect to a Pre-Closing Tax Period, Aemetis shall pay or cause to be paid the amount of such Tax refund to the Securityholders’ Representative (on behalf of the Securityholders) within fifteen (15) Business Days after receipt thereof (net of any applicable withholding Taxes and without interest, and net of any cost to Aemetis, Cilion or any Cilion Subsidiary attributable to the obtaining and receipt of such Tax refund), provided that (i) such Taxes were paid by Cilion or any Cilion Subsidiary prior to the Closing and (ii) such Tax refund does not arise as the result of a carryback of a loss or other Tax benefit from a Post-Closing Tax Period.

(f) No Closing Date Tax Actions.  Aemetis shall not cause to be made any extraordinary transaction or event on the Closing Date that would result in any increased Tax liability for the Pre-Closing Tax Period.  Aemetis shall not cause to be filed any election under Section 338 of the Code with respect to the transactions contemplated hereby.

(g) Additional Restrictions for Tax Returns for Periods Ending on or Before the Closing Date and Pre-Closing Tax Period Taxes.  Aemetis shall not, without prior written consent of the Securityholders’ Representative, file, re-file or amend or permit Cilion or any Cilion Subsidiary to file, re-file or amend any Tax Return of Cilion or any Cilion Subsidiary that was due on or prior to the Closing Date, or enter or permit Cilion or any Cilion Subsidiary to enter into discussions regarding any voluntary disclosure involving Taxes for any Pre-Closing Tax Period.

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Securityholder Approval.  The Requisite Securityholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on Aemetis, either individually or combined with the Surviving Corporation, after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Aemetis, Sub and Merger Sub.  The obligation of Aemetis, Sub and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Cilion in this Agreement shall be true and correct in all material respects, on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations.  Cilion shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing, except where the failure of Cilion to perform or comply with such covenants, obligations and conditions would not have a Material Adverse Effect on Aemetis, Merger Sub or Cilion.

(c) Certificate of Officers.  Aemetis, Sub and Merger Sub shall have received a certificate executed on behalf of Cilion by the Chief Executive Officer and Chief Financial Officer of Cilion certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Secretary’s Certificate.  Aemetis, Sub and Merger Sub shall have received from Cilion’s Secretary, a certificate having attached thereto (i) Cilion’s Certificate of Incorporation as in effect immediately prior to the Effective Time, (ii) Cilion’s Bylaws as in effect immediately prior to the Effective Time, (iii) resolutions approved by Cilion’s Board of Directors approving and authorizing the Agreement and transactions contemplated hereby, (iv) the Executed Written Consent, and (v) a certificate of good standing (including tax good standing) issued by the Delaware Secretary of State and the State of California, each dated as of a date no more than five (5) Business Days prior to the Effective Date.

(e) Closing Date Balance Sheet.  Cilion shall have delivered to Aemetis the Closing Date Balance Sheet.

(f) Dissenters’ Rights.  Not more than six percent (6%) of Cilion Capital Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(g) FIRPTA Documents.  Cilion shall have delivered to Aemetis all necessary forms and certificates complying with applicable law and duly executed, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(h) Closing Payment Schedule.  Aemetis shall have received the Closing Payment Schedule, as updated through Closing.

(i) Resignation Letters.  Cilion shall have delivered to Aemetis written resignations of all officers, employees and directors of Cilion effective as of the Effective Time.

(j) Release and Termination of Security Interests.  Aemetis shall have received the Cobank Release Letter.

(k) Cilion Warrants.  Cilion Warrants shall have been terminated.

(l) Stockholders Agreement.  Aemetis shall have received the Stockholders Agreement, executed by the Securityholders’ Representative.

(m) The Consulting Agreement between Cilion and Jeremy Wilhelm dated May 1, 2009 shall have been terminated effective as of the Effective Date and Cilion shall have delivered to Aemetis written confirmation in form and substance acceptable to Aemetis that all obligations of Cilion to Mr. Wilhelm pursuant to the Consulting Agreement have been satisfied in full.

(n) The Second Amended and Restated Registration Rights Agreement dated September 27, 2010 by and among Cilion and the holders of the Cilion Series A, B and C Preferred Stock shall have been terminated effective as of the Effective Date.

SECTION 6.3 Conditions to Obligations of Cilion.  The obligations of Cilion to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Cilion:

(a) Representations and Warranties.  The representations and warranties of Aemetis, Sub and Merger Sub in this Agreement shall be true and correct in all respects, on and as of the date of this Agreement and on and as of the Closing Date, as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations.  Aemetis, Sub and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers.  Cilion shall have received a certificate executed on behalf of Aemetis, Sub and Merger Sub by an executive officer of Aemetis, Sub and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Governmental Approval.  Aemetis, Merger Sub and Cilion shall have obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws, other than any approvals, waivers and consents relating to the Merger or affecting Aemetis’ ownership of Cilion if failure to obtain such approval, waiver or consent would not reasonably be expected to have a Material Adverse Effect on Aemetis after the Effective Time.

(e) Stockholders Agreement.  Cilion and the Securityholders’ Representative shall have received the Stockholders Agreement, executed by Aemetis.

SECTION 6.4 Frustration of Closing Conditions.  None of Aemetis, Merger Sub or Cilion may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 5.3.

ARTICLE VII
TERMINATION

SECTION 7.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party:

(a) by the mutual written consent of Aemetis and Cilion;

(b) by either Cilion or Aemetis if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(c) by Aemetis if there has been a breach of any representation, warranty, covenant or agreement on the part of Cilion, which breach (i) causes the conditions set forth in Section 6.1 or 6.2 not to be satisfied; provided, however, that if an inaccuracy in any of Cilion’ representations and warranties or a breach of a covenant or obligation by Cilion is curable by Cilion and Cilion is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Aemetis may not terminate this Agreement under this Section 7.1(c) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Aemetis gives Cilion notice of such inaccuracy or breach; or

(d) by Cilion, if there has been a breach of any representation, warranty, covenant or agreement on the part of Aemetis or Merger Sub, which breach causes the conditions set forth in Section 6.1 or 6.3 not to be satisfied; provided, however, that if an inaccuracy in any of Aemetis’ representations and warranties or a breach of a covenant or obligation by Aemetis is curable by Aemetis and Aemetis is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Cilion may not terminate this Agreement under this Section 7.1(d) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Cilion gives Aemetis notice of such inaccuracy or breach; or

(e) Subject to Section 7.2 below, by either Aemetis or Cilion if the Closing does not occur by 5 P.M. on July 13, 2012 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

SECTION 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 7.1.

(b) Notwithstanding anything to the contrary in this Agreement, neither the lenders providing the Term Loan or the Revolving Credit Facility (the “Lenders”) nor their Affiliates nor their respective directors, officers, managers, employees, advisors and agents (collectively, the “Lender Entities”) shall have any liability to Cilion or any of its equity holders or Affiliates relating to or arising out of this Agreement, whether at law or equity, in contract or in tort or otherwise, and Cilion and its respective equity holders and Affiliates, shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any of the Lender Entities under this Agreement, whether at law or equity, in contract or in tort or otherwise.

SECTION 7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that the Closing does not occur for any reason other than (a) termination of this Agreement pursuant to Section 7.1(a), or (b) termination of this Agreement by Aemetis pursuant to Section 7.1(c), Aemetis shall issue to Cilion 1,000,000 shares of Aemetis Common Stock (the “Termination Fee”).  The Termination Fee shall be issued, or paid, if applicable, no later than two Business Days following delivery of notice by the Company to Aemetis that such Termination Fee is due.  If Aemetis becomes obligated to pay the Termination Fee, Cilion agrees that its right to receive the Termination Fee upon termination of this Agreement shall be deemed to be liquidated damages and shall be the sole and exclusive remedy of Cilion, its Subsidiaries, stockholders, Affiliates, officers, directors, employees or Representatives against Aemetis or any of its Subsidiaries, Representatives or Affiliates for, and in no event will Cilion or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, in each case, including but not limited to, any failure to seek or obtain the proceeds of the Financing or any alternative financing and any event related thereto.

(c) Notwithstanding any provision in this Agreement to the contrary, in no event shall Aemetis be required to pay the Termination Fee on more than one occasion or to pay any amounts pursuant to this Section 7.3 which in the aggregate exceed the amount of the Termination Fee.

ARTICLE VIII
SECURITYHOLDERS’ REPRESENTATIVE

SECTION 8.1 Securityholders’ Representative.

(a) At the Closing, Western Milling Investors, LLC shall be constituted and appointed as the Securityholders’ Representative.  For purposes of this Agreement, the term “Securityholders’ Representative” shall mean the agent for and on behalf of the holders of Cilion Capital Stock (other than a holder of solely shares of Cilion Capital Stock which constitute and remain Dissenting Shares) to: (i) give and receive notices and communications to or from Aemetis (on behalf of itself of any other Indemnified Person) relating to this Agreement, the Stockholders Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement or the Stockholders Agreement; (iii) take any action or pursue any claims against Aemetis or any of its Subsidiaries under this Agreement, or otherwise agree to settle or compromise any debts or obligations hereunder; provided any such action shall be taken at the direction of the holders of a majority of the Closing Shares; and (iv) take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  All such actions taken by the Securityholders’ Representative shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the holders of Cilion Capital Stock (other than a holder of solely shares of Cilion Capital Stock which constitute and remain Dissenting Shares) as a matter of contract law.  The Person serving as the Securityholders’ Representative may be replaced from time to time by the holders of a majority of the Closing Shares upon not less than ten days’ prior written notice to Aemetis.

(b) The Securityholders’ Representative shall not be liable to any former holder of Cilion Capital Stock for any act done or omitted hereunder or the Stockholders Agreement as the Securityholders’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.  The holders of Cilion Capital Stock (other than a holder of solely shares of Cilion Capital Stock which constitute and remain Dissenting Shares) shall severally indemnify the Securityholders’ Representative and hold it harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Securityholders’ Representative.  If not paid out of the Securityholders’ Representative Fund (as defined below), such losses, liabilities or expenses may be recovered directly by the Securityholders’ Representative from the holders of Cilion Preferred Stock (other than a holder of solely shares of Cilion Capital Stock which constitute and remain Dissenting Shares) according to their respective Pro Rata Shares.  No provision of this Agreement shall require the Securityholders’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or the Stockholders Agreement on behalf of any holder of Cilion Capital Stock Holder.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Representative that is within the scope of the Securityholders’ Representative’s authority under this Section 8.1 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the holders of Cilion Capital Stock (other than a holder of solely shares of Cilion Capital Stock which constitute and remain Dissenting Shares) and shall be final, binding and conclusive upon each such holders.

SECTION 8.2 Securityholders’ Representative Fund.  At the Closing, the Company shall pay an aggregate amount not to exceed $72,000 from the Closing Date Cash Balance to the Securityholders’ Representative as the Securityholders’ Representative Fund (the “Securityholders’ Representative Fund”). The Securityholders’ Representative’s Fund shall be available to the Securityholders’ Representative to pay all liabilities and expenses that are incurred in the performance of its duties as Securityholders’ Representative under this Agreement and the Stockholders Agreement and certain other liabilities of the Company.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.1 Amendment.  This Agreement may be amended with the approval of the respective boards of directors of Cilion and Aemetis at any time (whether before or after the adoption of this Agreement by Cilion’s stockholders); provided, however, that after any such adoption of this Agreement by Cilion’s stockholders, no amendment shall be made which by applicable Law requires further approval of the stockholders of Cilion without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.2 Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

SECTION 9.3 No Survival of Representations and Warranties; Survival of Covenants.  Except as otherwise set forth in Section 4.2(s) of this Agreement, none of the representations and warranties contained in this Agreement or in any certificate or other agreement delivered pursuant to this Agreement shall survive the Merger.  The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations; provided that any such covenant or agreement which expires on a date certain shall survive until such date certain.

SECTION 9.4 Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a) if to Aemetis or Merger Sub, to

Aemetis, Inc.
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014
Telephone: (408) 213-0940
Facsimile No.: (408) 252-8044
Attention: Chief Financial Officer

And

(b)  if to Cilion, to

Cilion, Inc.
31120 West Street
Goshen, CA 93227
Facsimile No.: (559) 651-0246
Attention: Kevin Kruse

with a copy (which shall not constitute effective notice) to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540-6289
Phone: 609.919.6600
Fax: 609.919.6701

Attention:  Denis Segota

(c)  if to Securityholders’ Representative, to

Western Milling Investors, LLC
31120 West Street
Goshen, CA 93227
Facsimile No.: (559) 651-0246
Attention: Jeremy Wilhelm

SECTION 9.5 Cooperation.  Cilion and Aemetis agree to cooperate fully with Aemetis and Cilion, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Aemetis or Cilion to evidence or reflect the transactions and to carry out the intent and purposes of this Agreement.

SECTION 9.6 Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 9.7 Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 9.8 Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect; provided, further, that notwithstanding anything to the contrary in the foregoing, each of Aemetis, Sub and Merger Sub may assign its rights and interests hereunder to the Lenders for collateral security purposes pursuant to the terms of the Commitment Letter; provided that any such assignment by Aemetis or Merger Sub shall not relieve the assigning party of its obligations hereunder. Except for the right of holders of Cilion Capital Stock to receive the Merger Consideration in accordance with Section 3.1, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.9 Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Superior Court of the State of California; and (b) each of the parties irrevocably waives the right to trial by jury. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 8.2 will be effective service of process for any claim, action, suit or other proceeding in the Superior Court of the State of California with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.10 Disclosure Schedules.  The Cilion Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 4.1. The Aemetis Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 4.2. For purposes of this Agreement: (a) each statement or other item of information set forth in the Cilion Disclosure Schedule shall qualify other sections and subsections in Section 4.1 to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections; and (b) each statement or other item of information set forth in the Aemetis Disclosure Schedule is intended shall qualify other sections and subsections in Section 4.2 to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The Cilion Disclosure Schedule and Aemetis Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Cilion Disclosure Schedule or Aemetis Disclosure Schedule after the date hereof shall be disregarded.

SECTION 9.11 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.12 Personal Liability.  Except as expressly set forth herein, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Cilion or any officer, director, employee, representative, agent or investor of any party hereto.

SECTION 9.13 Absence of Presumption.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Aemetis, Sub, Merger Sub and Cilion have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AEMETIS, INC.

by	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer and President

AE ADVANCED FUELS, INC.

by	/s/ Andy Foster
Name:	Andy Foster
Title:	President

KEYES FACILITY ACQUISITION CORP.

by	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	President

CILION, INC.

by	/s/ Kevin Kruse
Name:	Kevin Kruse
Title:	President

[Signature Page to Agreement and Plan of Merger]